OCEAN THERMAL ENERGY CORPORATION
Employment Agreement

This Employment Agreement (“Agreement”) is effective May 1, 2011 and is entered into by and between Ocean Thermal Energy Corporation, a Delaware corporation having an office at 800 South Queen Street, Lancaster, PA 17601 (hereinafter referred to as “Company”), and Dr. Ted Johnson, an individual whose address is 7819 Wellington Drive, Warrenton, VA 20186 (“Executive”).

In consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.            Employment
Company agrees to employ Executive and Executive agrees to enter the employment of the Company upon the terms and subject to the conditions herein provided.

2.            Effective Date
This Agreement is effective immediately upon the date first written above (the “Effective Date”).

3.            Location
Executive’s principal office shall be located in Company’s corporate offices in Northern Virginia upon the opening of such office and at Executive’s home prior thereto.

4.            Duties and Responsibilities

(a)
The Company hereby agrees that Executive shall serve as Senior Vice President of OTEC Programs of the Company and its subsidiaries, reporting directly to the Company’s Chief Executive Officer and Board of Directors. In this capacity, Executive shall be responsible for the following:

(i)
Perform certain specific business services that the Company may request from time-to-time in connection with OTE’s business plan and contemplated public listing on the Toronto Stock Exchange (TSX) and NASDAQ (“Business Services”);

(ii)
Identify and/or introduce the Company to certain utilities, organizations, individuals or affiliates thereof or to an entity or entities who are actively or passively engaged in Ocean Thermal Energy Conversion (OTEC) (“Targets”);

(iii)
Initiate discussions with Targets and the Company to determine their level of interest in proceeding with OTE as project manager, developer, designer, builder and operator of Projects related to OTEC, OTEC ancillary technologies and/or deep water district cooling (collectively, “Projects”); and

(iv)	Provide such other duties as the Company may reasonable request in connection with the structuring, negotiation and/or consummation of Projects.

(b)
During the term of this Agreement, Executive shall devote substantially full time and attention to the execution of the duties and responsibilities hereunder. Notwithstanding the above, Executive may hold a seat on the Board of Directors of one or more other companies, engage in passive personal investments and in other business, industry, civic and charitable activities that do not materially conflict with the business affairs of Company or materially interfere with the performance of Executive’s duties and responsibilities hereunder.

(c)
The Company reserves the right to determine all terms and conditions of the Projects and to accept or reject, for any reason or no reason in the Company’s absolute discretion, any proposed term or condition. The Company also reserves the right, in its sole and absolute discretion, to attend all meetings, discuss, contact, communicate, or negotiate directly with the Targets and their personnel, agents and/or advisors.

5.            Compensation

(a)
Salary. The Company acknowledges the Salary provided to the Executive hereunder is significantly less than would normally be commanded by the Executive or other such executives with similar experience and credentials for these services. Consequently, in recognition of the Company’s limited immediate available cash resources and as an accommodation thereto (the “Accommodation”), except as otherwise provided herein, Executive hereby agrees to accept a base annual salary (“Salary”) of $210,000.00 per year (the “Base Rate”), which will be paid in bi-weeklv installments due on first business day after financial close on a project with a capital cost of $25 million or more (“Financial Close”). In recognition of the fact that the Executive has accepted a reduced salary of $102,000.00 until Financial Close, all unpaid amounts will be accrued and paid within five (5) business days of Financial Close.

(b)
Base Rate Adjustment. The Board of Directors will review Executive’s compensation on an annual basis and consider whether to increase (but not decrease) the Base Rate. Any increased salary granted by the Board shall become the new Base Rate until subsequently increased by the Board.

(c)
Sign-On Bonus. As a sign-on bonus, the Company shall issue to Executive Three Hundred Thousand (300,000) options of the Company’s common stock at the time of final execution of this Agreement at exercise price of $0 per share.

(d)	Future Bonuses. During Executive’s employment, Executive shall be entitled to an additional bonus as specified below upon the occurrence of each and every one of the following events:

1.	On the successful closing of the current PPM, a one-time payment of $25,000.00.

2.	On financial close with Baha Mar, a one-time payment of $25,000.00 plus 100,000 options of OTE common stock at exercise price of $0 per share.

3.
On financial close with the Bahamas Government as well as all financial closes for any other OTE contracts to build, own and operate OTEC or SDC facilities, Executive shall be paid an additional one year’s salary plus one-time payment(s) of 100,000 options of OTE common stock at exercise price of $0 per share.

4.	On the successful public listing of OTE, a one-time payment of 250,000 shares of OTE common stock.

5.	On the successful acquisition of Makai Engineering, a one-time payment of 250,000 shares of OTE common stock.

OTE STOCK OPTION PLAN.
(e)
Options Simultaneously with the Company’s adoption of a stock option plan (the “Plan”), as an additional retention incentive, the Company shall issue to Executive an Incentive Stock Option (“ISO”) with all material terms of such ISO to be identical to the terms of those ISOs issued to other current OTE corporate officers as contained in those Officers’ Employment Agreements, except OTE’s Chairman & CEO, whose ISO terms are anticipated to differ from those of other corporate officers.

6.            Plan Registration
With respect to any Plan under which Executive is granted shares of Company common stock (including the Incentive Shares), or options to purchase shares of Company common stock, at any time when such stock is publicly traded, prior to such time as shares or options granted to Executive under the Plan are first exercisable, if such shares must be registered in order to be sold, the Company shall have registered the interests in the Plan and the shares of Company’s common stock reserved thereunder prior to the date on which the Stock Option may be exercised, in accordance with all applicable securities laws.

7.            Other Bonuses

(a)
Exit Bonus. The Company will pay the Executive a bonus calculated at three times the Base Rate in the event of each Exit occurring within one year from Financial Close; one-and-one-half times the Base Rate in the event of each Exit occurring two to three years after Financial Close; and one times the Base Rate in the event of each Exit occurring thereafter. The Exit Bonus will be payable in cash or in the Company’s Common Stock, valued and issued on the date of the closing of the Exit and prior to any public announcement of same, or any combination thereof at the sole discretion of the Executive.

(b)
Annual Bonuses. The Executive will also be entitled to other annual bonuses consisting of cash, stock, options, and/or SARs based upon his performance and Company’s overall achievement of its corporate goals. The award and amount of such bonus shall be determined at the discretion of and upon the recommendation of Company’s Board of Directors. The Executive shall be paid any such bonus in an amount not less than the largest amount given to any other executive, discounted by the amount of the ratio of the Executive’s Base Rate to the highest Base Rate of any other employee receiving such bonus.

8.            Executive Benefits
During Executive’s employment with the Company:

(a)
Executive will be entitled to four (4) weeks paid vacation time during each twelve-month period, with such vacation accruing until used. Any vacation time not used at the end of the Employee’s employment shall be paid out in cash equivalent based on the Base Rate in effect at that time.

(b)
The Company will pay the actual cost of the Medicare, health, and prescription insurance premiums for policies that the Executive has in place for himself and his family at the time of execution of this Agreement, provided that the total cost to the Company for such insurance policies does not exceed $1,200 per month.

(c)	The Company will pay the life insurance premiums for a term life insurance policy with a value equal to four (4) times the Base Rate upon the implementation of a policy available to all employees.

(d)	The Executive will be entitled to participate in a 401(k) plan upon the implementation of a policy available to all employees.

(e)	The Company shall provide Executive with a minimum monthly allowance of $750.00 to lease, purchase or rent an Executive-style full-sized automobile for his exclusive use.

(f)
Wherever possible, Executive will be entitled to travel First Class, or Business Class if available, for all methods of travel on Company business or at the convenience or request of the Company, on the carrier of his choice. At the request of the Executive, the Company will purchase the tickets on behalf of Executive in advance of such travel. Upon submission to the Company of usual and customary documentation, Executive will be reimbursed within five (5) business days for all reasonable out of pocket expenses that are incurred in connection with job related activities, as well as travel on behalf of the Company. The Executive will be provided with a Company credit card for use in business-related travel and other expenses.

(g)
For each thirty-day period that the Executive is required to spend anywhere other than the Executive’s principal office as set forth in Section 3 hereof, the Company will provide a minimum of two (2) round-trip First Class, or Business Class when available, airfare tickets between such location and the Executive’s principal office as set forth in Section 3 hereof.

9.            Executive Kidnapping and Medical Evacuation Program(s)
The Company will provide at no cost to Executive, an Executive Kidnapping and Medical Evacuation program(s) and/or insurance policy, under which Executive will be provided coverage subject to policies approved by the Board.

10.          Term of Employment
The term of employment hereunder shall be for a period of five (5) years commencing from the Effective Date (the “Term”), which Term shall be automatically renewed and extended for successive periods of one (1) year each commencing on the fifth anniversary of the Effective Date and on each successive one (1) year anniversary thereafter (“Renewal Term”) unless either party gives the other notice of termination at least one hundred (100) days prior to the end of the Term or any Renewal Term. In such event, employment will terminate at the end of the Term or Renewal Term during which such notice was given.

(a)
Termination. Company may terminate Executive’s employment during the Term or any Renewal Term for any reason, but if such termination is for any reason other than for Cause, such termination shall be in accordance with the provisions of Section 12 hereof. As used herein, “Cause” means final conviction of a felony.

(b)	Notice. Should the Company terminate Executive’s employment for Cause, no notice will be required and all of Executive’s non-vested shares and options will terminate immediately.

(c)
Shares and Options. Should the Company elect not to renew this Agreement after the Term or any Renewal Term, or should Executive voluntarily terminate his employment, then Executive shall retain the vested portion of the restricted stock, SARs, and/or options and the unvested portion will expire immediately. In each and every case, all vested shares and options shall be non-forfeitable and shall retain their original expiration date.

11.          Change of Control
The Change of Control Provision as outlined in Exhibit A attached hereto shall be applicable to Executive so long as Executive is employed by Company.

12.          Severance
If Executive’s employment is terminated without Cause for any reason during the Term or Renewal Term, Executive shall be entitled to receive from Company: (i) a cash severance payment equal to three times the current Base Rate, if the termination occurs on or before the third anniversary of the Effective Date; (ii) a cash severance payment equal to the current Base Rate for the remainder of the Term or Renewal Term plus an amount equal to twice the current Base Rate, if the termination occurs after the third anniversary of the Effective Date but before the fifth anniversary of the Effective Date; or (iii) a cash severance payment equal to the current Base Rate for the remainder of the Term or Renewal Term after the fifth anniversary of the Effective Date (“Severance Payment”). In the event that the Executive is terminated without cause, then all Incentive Shares and options shall be respectively issued and / or vested in accordance with Sections 5(d) and 5(e) above. The aggregate amount of such payments shall be considered as “liquidated damages” and, except for any Change of Control Payment in accordance with Section 11 or other separate agreement between Executive and the Company, the Company shall have no further obligation to Executive. If the Company fails to make any payment when due under this Section 12, and Executive is forced to initiate arbitration to enforce his rights under this Agreement, and Company is found to have violated this Agreement, then Company shall be obligated to pay Executive, in addition to the Severance Payment and other sums owed under this Agreement, an additional payment (“Enforcement Payment”) equal to the Severance Payment plus the sum of all of the costs incurred by Executive, including attorney’s fees, to enforce this Agreement. It is explicitly agreement that the Enforcement Payment is a reasonable estimate of value of time and expense that would be incurred by the Executive to enforce this Agreement and in no case shall be considered a penalty. Any payments due under this Section 12 shall be paid by wire transfer to a bank account specified by Executive no later than three (3) business days after the termination, except that the Enforcement Payment shall be due and payable in the same manner to Executive within ten (10) days of date the Company is found to have violated this Agreement.

13.          Ownership of Information
All documents, drawings, memoranda, notes, records, file correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information pertaining to the business of Company which Executive has developed, utilized or had access to during his employment with Company, are and shall be the sole and exclusive property of Company. Upon termination of Executive’s employment with Company for any reason, Executive shall promptly deliver this property and all copies thereof to Company.

14.          Non-Solicitation
During the term of Executive’s employment and for a period of two (2) years thereafter, Executive will not, directly or indirectly, solicit or contact any Executive of Company with a view to inducing or encouraging such Executive to leave the employ of Company for the purpose of being hired by Executive or an employer affiliated with Executive.

15.          D&O Insurance and Indemnification
As soon as practicable and/or immediately upon the closing of any agreement to sell all or a portion of the Company, whether through a derivative security sale, a private placement, an Initial Public Offering (“IPO”), or other method, the Company shall purchase a Director’s and Officer’s Insurance Policy. the terms of which shall be approved by the Board, and will provide Executive with Director’s and Officer’s Insurance necessary to protect Executive from any and all expenses, obligations, liabilities, actions, suits or proceedings that may occur as the result of Executive’s employment by the Company. In addition, if at any time Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director, officer, Executive or agent of Company and/or any of its affiliates, or is or was serving at the request of Company as a director, officer, director, Executive or agent of any other corporation, partnership, joint venture, trust, Executive benefit plan or other enterprise, Company shall indemnify Executive and hold Executive harmless against expenses (including court costs and reasonable attorney’s fees), judgments, fines, penalties, amounts paid in settlement and any other liabilities actually and reasonably incurred by Executive in connection with such action, suit or proceeding to the full extent permitted by law. Expenses (including court costs and reasonable attorneys’ fees) incurred by Executive in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, shall be paid by Company at reasonable intervals in advance of the final disposition of such action, suit, or proceeding promptly following receipt of your written claim. The indemnification provided under this Section 15 shall apply whether or not the negligence of any party is alleged or proved. Nothing in this Section 15 shall be deemed to provide Executive with a right to indemnification in excess of the authority of the Company to provide indemnification granted by the applicable law, and all limitations on indemnification set forth in such law shall be deemed to govern this Section 15.

16.          Miscellaneous

(a)	All payments required to be made by Company hereunder shall be subject to any withholding pursuant to any applicable law or regulation.

(b)	This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, administrators, executors and assigns.

(c)
This Agreement contains the entire agreement between the parties concerning the subject matter hereof and may not be amended or modified except by a writing signed by both parties. Notwithstanding the anything to the contrary in this Agreement, the provisions of the Mutual Non-Disclosure and Non-Use Agreement signed by Executive on February 14, 2011 (“NDA”) shall remain in effect during the term of this Agreement and thereafter in accordance with Section 12 of the NDA. For the sake of clarity, the noncompetition and confidentially provisions of this Agreement and the NDA apply to OTEC and related OTEC technologies, including clean water generation, aquaculture, hydrogen and ammonia production, and any other related OTEC technologies or derivatives, including Seawater District Cooling derivative technologies thereof.

(d)
Should one party waive compliance by the other party to any term or provision of this Agreement, such waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

(e)
Any notice given hereunder shall be in writing and shall be deemed given when actually received or two (2) business days after tender to an overnight courier with a national reputation, duly addressed to the party concerned at the below address or such other address as a party shall provide in writing from time to time to the other party.

Executive:	7819 Wellington Drive
Warrenton, VA 20186
Telephone: (540) 454-1418
Email: tedwr@comcast.net

Company:	800 South Queen Street
Lancaster, Pennsylvania 17601
ATTN: Jeremy Feakins, Chairman
Telephone: (717) 299-1344
Email: jeremy@otecorporation.com

(f)
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to preserve such rights and obligations.

17.          Applicable Law
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles regarding conflicts of laws. Executive and Company agree that if any claim, action, dispute or controversy of any kind arises out of or relates to this Agreement or concerns any aspect of performance by any party under the terms of this Agreement, prior to seeking any other remedies, the aggrieved party shall give written notice to the other party describing the disputed issue. Within ten (10) business days after the receipt of such a notice the parties shall attempt to resolve the dispute amicably through direct good faith negotiation. If the parties cannot so resolve the matter, the parties shall apply to the American Arbitration Association (“AAA”) for a single arbitrator to be appointed to arbitrate the dispute in accordance with the AAA rules applicable to employment disputes. Arbitration shall take place in Lancaster, Pennsylvania. The decision of the AAA arbitrator shall be final and binding on all parties. The parties agree not to litigate the matter except to the extent necessary to enforce the arbitration award. The costs and expenses of any litigation to enforce the arbitration award shall be borne by the non-prevailing party. Executive and Company hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement to the jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania and waive any and all objections to jurisdiction and review or venue that Company or Executive may have under the laws of Pennsylvania or the United States.

18.          Counterparts
This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above.

OCEAN THERMAL ENERGY CORPORATION

Signature: /s/ Jeremy P. Feakins

Printed Name: Jeremy P. Feakins

Title: CEO

EXECUTIVE

Signature: /s/ Ted G. Johnson

November 1, 2011

Printed Name: Ted G. Johnson

EXHIBIT A

Change in Control

If, within three (3) months following the occurrence of a Change in Control (as defined below), the Executive elects to terminate his employment with the Company then, in addition to any severance payments due hereunder, the Company shall (1) pay to the Executive, within 10 days after his election, a lump sum cash payment in an amount equal to the Change in Control Payment (as defined below), which payment shall be considered as “liquidated damages”). If the Executive’s employment is terminated prior to the date he elects to terminate but there is reasonable evidence that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this paragraph, such termination shall be considered to have occurred immediately following the Change in Control and the Executive’s election to so terminate. As used herein, the following terms shall mean:

(a)           A “Change in Control” shall be deemed to have occurred upon: (i) the date of acquisition by any one person, or more than one person acting as a group (as defined in Treasury Regulations Section 1.409A-3(i)(5)(v)(B)), of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be deemed to be a Change of Control; (ii) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (iii) the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided, however, that transfers of assets of the Company of any value to a related person or entity as described in Treasury Regulations Section 1.409A-3(i)(5)(vii)(B) shall not result in a Change in Control. For purposes of (i) and (ii) above, a person shall be deemed to be the beneficial owner of any shares the person is deemed to own under the stock attribution rules of Section 318(a) of the Code.

(b)           “Change in Control Payment” shall mean an amount equal to three (3) times the Executive’s Salary in effect on the date of a Change in Control.